As filed with the Securities and Exchange Commission on March 10, 2026.

Registration No. 333-184288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

POST-EFFECTIVE AMENDMENT NO. 14

to

FORM S-20

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

________________

CANADIAN DERIVATIVES CLEARING CORPORATION

(Exact name of registrant as specified in its charter)

1800 - 1190 Avenue des Canadiens-de-Montréal

P.O. Box 37

Montréal, Quebec

H3B 0G7

(514) 788-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________

George Kormas

President

Canadian Derivatives Clearing Corporation

1800 - 1190 Avenue des Canadiens-de-Montréal

P.O. Box 37

Montréal, Quebec

H3B 0G7

(514) 788-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

Copy to:
Jonathan A. Van Horn Dorsey & Whitney LLP 50 South Sixth Street Minneapolis, Minnesota 55402 Tel: (612) 340-2600 Fax: (612) 340-2868

________________

This Post-Effective Amendment No. 14 shall become effective on such date as the Securities and Exchange Commission shall determine in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

PART I

PROSPECTUS	Registration No. 333-184288

CANADIAN DERIVATIVES CLEARING CORPORATION

Exchange Traded Put and Call Options

This prospectus pertains to put and call options (“Puts” and “Calls,” and, collectively, “Options”) that may be purchased or sold in transactions on Bourse de Montréal Inc. (the “Bourse”).

The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the “Corporation”). Each Option relates to a particular Underlying Interest (a security listed on a recognized Canadian securities exchange, a Canadian government bond or a Canadian stock index or sub-index). These Options are not listed or traded on any securities exchanges in the United States, although certain of the Underlying Interests are traded on one or more U.S. exchanges. Several U.S. exchanges are currently trading standardized options (“U.S. Options”) relating to foreign securities that are listed on U.S. exchanges, including certain securities of Canadian issuers who have securities listed on U.S. exchanges. Certain U.S. Options relate to securities of Canadian issuers that are also Underlying Interests of the Options offered hereby. Investors may consult their U.S. brokers to determine whether such U.S. Options are available. The Options offered hereby and U.S. Options are not interchangeable and, although the terms and procedures applicable to the Options and to U.S. Options are similar, they are not identical in all respects. There may be additional risks for U.S. investors that buy or sell Options as the result of trading in a foreign market in a foreign currency.

An options disclosure document entitled “The Characteristics and Risks of Listed Canadian Options” containing a description of the risks of options transactions is required to be furnished to option investors by their brokers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request. The financial statements and certain additional information included in Part II of the registration statement filed by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended, and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission’s internet website at the address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

The date of this Prospectus is __________, 2026.

Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors. Such transactions should be entered into only by investors who have read and understand the options disclosure document, “The Characteristics and Risks of Listed Canadian Options”, and who understand the nature and extent of their rights and obligations and are aware of the risks involved. In addition, U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see “Risks of Trading in Canadian Securities”).

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse. This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer. The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

Notice to Nebraska Residents: Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance. In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

(i)	Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

(ii)	Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

(iii)	Index Options.

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RISKS OF TRADING IN CANADIAN SECURITIES

The Corporation is incorporated under the laws of Canada and all of the Corporation’s assets are outside of the United States. In addition, except for one director (who is a resident of the United Kingdom), all of the Corporation’s directors and officers and the persons named as experts in this prospectus are residents of Canada. Consequently, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws. There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

Although the Corporation and its Clearing Members (as defined below), and the Bourse and its participants are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”), except for certain Clearing Members (as defined below) or participants that may be subject to regulation under the 1934 Act by virtue of their activities conducted in the United States. Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada. Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of certain Canadian securities laws, including the Securities Act (Ontario), the Derivatives Act (Quebec) and the Securities Act (Quebec), it may be necessary to commence legal actions in Canadian courts in order to seek relief under these laws. Further, where a Canadian broker has no direct relationship with a U.S. customer but simply acts as a correspondent of the customer’s U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker. However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability. As a practical and legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

THE CORPORATION

The Corporation serves as the issuer of every outstanding Option traded on the Bourse and bears the primary obligation to perform upon the exercise of an Option. In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

In addition to its role as a clearinghouse for exchange traded options on equities, stock indices and futures, the Corporation acts as a clearinghouse for exchange-traded futures listed on the Bourse and provides central counterparty clearing services for over-the-counter financial instruments in Canada. In December 2009, the Investment Industry Association of Canada chose the Corporation to develop the infrastructure for central counterparty services to the Canadian fixed income market. The Corporation has adopted rules and manuals (the “Rules”) for this

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purpose and has been offering, since February 2012, central counterparty clearing for repurchase transactions to the Canadian financial market participants.

Only persons that meet the eligibility and capital requirements established by the Corporation’s By-laws and Rules may apply to become a Clearing Member (as defined below) of the Corporation. See “Additional Information” regarding the By-laws and Rules. The acceptance by the Corporation of the application of membership, together with the By-laws and Rules, form the agreement governing all transactions in options submitted for clearing to the Corporation by a member (a “Clearing Member”). All of the Corporation’s clearing activities are ultimately supported by the Clearing Fund to which all Clearing Members (other than a limited class of Clearing Members executing fixed-income transactions) contribute.

The Corporation was incorporated under the laws of Canada on September 29, 1974 as “The Canadian Clearing Corporation For Options Limited”. The Corporation was also known as “Trans Canada Options Inc.” before changing its name to its present name, Canadian Derivatives Clearing Corporation, in 1996.

The Corporation was formed for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on Toronto Stock Exchange (“TSX”). After acquiring The Montréal Options Clearing Corporation in 1977, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, TSX and the Vancouver Stock Exchange (“VSE”).

In 1999, the Alberta Stock Exchange (“ASE”), the Bourse, TSX and the VSE agreed to a restructuring of the Canadian equities and derivatives markets in which the ASE and the VSE were combined to create a single junior equities market, all senior equities were transferred to the TSX and the Bourse became the exclusive Canadian exchange for exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units. As part of this restructuring program, the shares in the Corporation held by TSX were transferred to the Bourse, effective March 31, 2000. The Bourse has been sole shareholder of the Corporation since the restructuring.

In 2008, the Bourse became, through a series of amalgamations, a direct subsidiary of TMX Group Inc. TMX Group Inc. also controls TSX, which is the marketplace for senior equities in Canada, and TSX Venture Exchange, which is the marketplace for junior equities in Canada.

In 2012, TMX Group Limited (formerly Maple Group Acquisition Corporation) acquired TMX Group Inc., The Canadian Depository for Securities Limited (“CDS”), Alpha Trading Systems Inc. and Alpha Trading Systems Limited Partnership, resulting in the Bourse being an indirect subsidiary of TMX Group Limited. In 2017, TMX Group Inc. amalgamated with TMX Group Limited and certain other affiliated entities, and as a result, the Bourse is a direct subsidiary of TMX Group Limited.

The Board of Directors of the Corporation is comprised of twelve members, of which five are independent directors. An “independent director” is a director who is not: (i) a partner, director, officer or employee of a significant shareholder of TMX Group Limited; (ii) a partner,

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director, officer or employee of a Clearing Member of the Corporation or of an affiliate of such Clearing Member or an associate of such partner, director, officer or employee; (iii) a partner, director, officer or employee of a marketplace that clears through the Corporation or of an affiliate of such marketplace or an associate of such partner, director, officer or employee; or (iv) an officer or employee of the Corporation or of an affiliate of the Corporation or an associate of such officer or employee. Notwithstanding subclauses (ii), (iii) and (iv) of the preceding sentence, a director of either CDS or CDS Clearing and Depository Services Inc. (“CDS Clearing”), each of which is an affiliate of the Corporation, is not considered to be non-independent solely on the ground that he or she is a director, or in the case of the chair of the board of directors only, an officer, of CDS or CDS Clearing and the Chairperson of the Board of Directors is not considered non-independent solely on the ground that he or she is an officer of the Corporation.

The non-independent directors are the Corporation’s President, the President and Chief Executive Officer of the Bourse, the President of CDS and four directors who are officers or employees of a member of the Corporation.

The principal office of the Corporation is located at 1800 - 1190 Avenue des Canadiens-de-Montréal, P.O. Box 37, Montréal, Quebec, H3B 0G7. The Corporation also has an office located at 100 Adelaide Street West, Suite 300, Toronto, Ontario M5H 1S3.

DESCRIPTION OF OPTIONS

General

The securities covered by this prospectus are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse. The Options are issued by the Corporation and each Option relates to a particular Underlying Interest. A Call Option gives the holder the right to purchase a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. A Put Option gives the holder the right to sell a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. The Underlying Interests are either (i) in the case of “Equity Options”, equity securities listed on a recognized Canadian securities exchange, (ii) in the case of “Bond Options”, Canadian government bonds or (iii) in the case of “Index Options”, various Canadian stock indices and sub-indices. A list of the Underlying Interests and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Corporation.

In the case of Equity Options and Bond Options, subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option has the right to purchase from the Corporation, and the Clearing Member acting on behalf of a holder of a Put Option has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise price at any time prior to the expiration of the Option. In the case of Index Options, subject to certain limitations, Options give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement Amount. In the case of an Index Call Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Call Option

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is less than the settlement value of the underlying index on the expiration date, multiplied by the applicable multiplier. In the case of an Index Put Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Put Option exceeds the settlement value of the underlying index on the expiration date, multiplied by the applicable multiplier.

Detailed information concerning the rights and obligations of holders and writers of Options and the risks associated with Options transactions is contained in an options disclosure document entitled “The Characteristics and Risks of Listed Canadian Options” prepared by the Corporation and filed with the Securities and Exchange Commission. Brokers are required to furnish the options disclosure document to their Options customers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request.

Styles of Options

The Options issued by the Corporation are classified as either American-style Options or European-style Options. The difference between the two styles of Options is their applicable exercise periods. American-style Options may be exercised at any time between their purchase and expiration. European-style Options may generally be exercised only during a specified period immediately prior to their expiration. At this time, all Equity Options and Bond Options are American-style Options and all Index Options are European-style Options. Index Options are currently exercisable only at expiration.

Certificateless Trading

The Corporation will not issue any certificates to evidence the issuance of Options. The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers and which show each Put or Call held or written, the Underlying Interest and the number of shares or other units thereof subject to the Option, the exercise price and the expiration month.

OBLIGATIONS OF THE CORPORATION

The obligations of the Corporation to its Clearing Members, acting on behalf of holders and writers of Options, are addressed in the Corporation’s by-laws and Rules, copies of which may be obtained in the manner described below under “Additional Information.” The following is a brief summary of some, but not all, of those obligations and is qualified in its entirety by the provisions of the by-laws and rules themselves.

Acceptance and Rejection of Transactions by the Corporation

An Option transaction is automatically accepted by the Corporation if it is included in the Corporation’s summary of completed trades and if the premium has been paid. From the point of view of the Corporation, the premium for an Option purchased in a customer account is deemed to be paid only when the buyer’s Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member’s account with the Corporation. If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his

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broker. The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member’s obligations to the Corporation. The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and the Corporation intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer’s Clearing Member. The writer will then have the remedies available under the Rules of the Corporation as well as the Rules of the Bourse.

Exercise of Options

The exercise of an Option – whether a Put or a Call – takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder or automatically on expiry day for in-the-money options. This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the exercise notice to the Clearing Member. If an Option is not properly exercised prior to its expiration, it will become worthless.

In order to exercise an outstanding Option, the Clearing Member must submit an exercise notice in acceptable form to the Corporation not later than the expiration time of the Option. The expiration time should not be confused with the broker’s cut-off time for exercising Options. Generally, in order to exercise an Option, a customer must so instruct his or her broker to exercise an Option prior to the broker’s cut-off time for accepting exercise instructions (which will be earlier than the expiration time). Different brokers may have different cut-off times for accepting exercise instructions from customers and those cut-off times may be different for different types of Options. Customers must consult with their brokers to determine the applicable cut-off times for accepting exercise instructions.

The Corporation assumes no responsibility for the timely or proper tender to it of exercise notices by Clearing Members. The failure of a Clearing Member (or of any broker) to transmit an exercise notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable.

Every tender of an exercise notice to the Corporation is irrevocable once it has been assigned. Upon the proper and timely tender of an exercise notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the aggregate exercise price for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the exercise settlement date, even though the Underlying Interest may change in value after the exercise notice has been tendered. When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.

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Assignment of Exercise Notices

The Corporation assigns each effective exercise notice that it receives to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option. This Clearing Member is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the exercise price, or, in the case of an Index Option, to pay the Exercise Settlement Amount.

The Corporation assigns any exercise notice properly received by it before 5:30 p.m. Eastern Time on any business day prior to the expiration date, or before the expiration time on the expiration date, as of the day of receipt. The Corporation randomly assigns each exercise notice to a Clearing Member whose account with the Corporation reflects the writing of an Option of the same series as the exercised Option.

If the Corporation assigns an exercise notice to a Clearing Member, that Clearing Member is required to reassign the exercise notice to a customer maintaining a position as a writer in its account with the Clearing Member, or to a broker who has cleared a writing transaction through the Clearing Member.

Delivery of Underlying Interests

In the case of Equity Options and Bond Options, the Clearing Member to whom an exercise notice with respect to a Call Option is assigned or the Clearing Member who is exercising the Put is required to deliver the Underlying Interest in good deliverable form (as defined in the Rules of the Corporation and the rules of the Bourse) against the payment of the exercise price. Transactions in Underlying Interests arising from exercise notices will be cleared through the systems used for settlement of transactions in such Underlying Interests.

Upon the exercise of an Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member’s account with the Corporation and charged to the account of the assigned Clearing Member. In the unlikely event that an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative and the flow of funds would be reversed.

For Equity Options and Bond Options, the obligations of the Corporation are discharged upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put). For Index Options, the Corporation’s obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member. The Corporation will have no responsibility if the Clearing Member should subsequently fail to deliver the Underlying Interest or Exercise Settlement Amount to the exercising holder, or the assigned writer, as the case may be.

Remedies

If, following the exercise and assignment of an Option, the Clearing Member required to make delivery fails to complete such delivery by the settlement date, such Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the

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receiving Clearing Member. Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the receiving Clearing Member and the delivering Clearing Member relating to the failed delivery and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members’ obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member. In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the receiving Clearing Member exceeds the exercise price, the defaulting delivering Clearing Member shall be liable for and shall promptly pay to the Corporation or the receiving Clearing Member, as the case may be, the amount of such difference.

If the receiving Clearing Member required to receive the Underlying Interest fails to receive, or fails to pay the exercise price for, all the Underlying Interest delivered to it in good deliverable form in fulfillment of an exercised Option, and such failure shall continue beyond 4:00 p.m. Eastern Time on the settlement date, the receiving Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the delivering Clearing Member. Without limiting the generality of the foregoing, the Corporation or the delivering Clearing Member may, upon notice to the defaulting receiving Clearing Member and, if such action is taken by the delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting receiving Clearing Member, all or any part of the undelivered Underlying Interest and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members’ obligations are fulfilled and any such action shall constitute an obligation of the receiving Clearing Member. Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting receiving Clearing Member. The defaulting receiving Clearing Member shall pay promptly to the delivering Clearing Member the difference, if any, between the exercise price and the price at which such Underlying Interest was sold out.

If a party to an Index Option exercise is suspended or fails to pay the Exercise Settlement Amount, there is no underlying security to be bought in or sold out by the other party. Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the Exercise Settlement Amount in due course on its behalf.

THE BACK-UP SYSTEM

The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an exercise notice for the Option is assigned to it. As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation’s obligations with respect to such Options.

Once an exercise notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member is contractually obligated to deliver the Underlying

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Interest (in the case of a Call), to pay the exercise price (in the case of a Put) or to pay the Exercise Settlement Amount (in the case of an Index Option) in accordance with the terms of the Option. This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

The Clearing Member representing the writer is also obligated, whether or not its customer performs, to perform the writer’s obligations on an assigned Option. As described below, standing behind a Clearing Member’s obligations are the Clearing Member’s minimum capital requirements, the Clearing Member’s margin deposits with the Corporation, the Corporation’s lien or pledge on certain of the Clearing Member’s assets and the clearing fund. Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

The Clearing Member’s Minimum Capital Requirements

In order to be admitted to clear Options, a Clearing Member must be either (i) a member of, or approved participant in good standing with, an exchange recognized by a Canadian province or a dealer member in good standing with the Canadian Investment Regulatory Organization, (ii) a bank or an authorized foreign bank to which the Bank Act (Canada), as amended from time to time, applies, or (iii) a Financial Institution that is either (a) a financial services cooperative regulated pursuant to an Act respecting financial services cooperatives (Québec), or (b) a credit union central or a central cooperative credit society, which is incorporated and regulated under the laws of Canada or under the legislature of a province, and one of whose principal purposes is to provide liquidity support to local credit unions or financial services cooperatives. Clearing Members that are members of, or approved participants in good standing with, a recognized Canadian exchange or a dealer in good standing with the Canadian Investment Regulatory Organization must maintain the minimum capital requirements pursuant to the regulations of the Canadian Investment Regulatory Organization or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation. Clearing Members that are banks subject to the Bank Act (Canada) must meet the minimum capital adequacy requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions. Clearing Members that are Financial Institutions must maintain the minimum capital adequacy requirement adopted from time to time by the Regulatory Body having jurisdiction over the Clearing Member, and that is judged by the Corporation to be comparable to such capital adequacy requirement applicable to a Bank Clearing Member, for a Financial Institution Clearing Member. Under the Rules of the Corporation, Clearing Members using the services of the Corporation as central counterparty clearing for repurchase transactions are subject to more stringent capital requirements and, depending on the category of membership they apply for, to different eligibility criteria than those above.

Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members and participants, including Clearing Members,

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neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member’s failure to comply with its minimum capital requirements.

The Clearing Member’s Margin Deposits

Except as provided below, each Clearing Member is required, with respect to each Option for which it represents the writer to deposit and maintain specified margin with the Corporation. In the case of a Call, the Clearing Member will not be subject to margin requirements if it deposits the Underlying Interest of the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying Interest, herein referred to as the “other security”) with the Corporation. The deposit of the Underlying Interest (or other security) is made electronically within a central securities depository to the Corporation. For this purpose, the Corporation has pledging arrangements with CDS Clearing. In the case of a Put, the Clearing Member will not be subject to margin if it provides to the Corporation a put escrow receipt issued by an approved depository. A put escrow receipt is a formal representation by the issuing depository to the Corporation that a customer has deposited cash in an amount equal to the aggregate exercise price of a specific Put, which amount is held in trust for the Corporation.

The Clearing Member that clears Options must maintain with the Corporation a margin deposit in an amount prescribed by the Corporation. On a daily basis, each Clearing Member’s margin requirements are compared to its risk adjusted capital. In cases where margin requirements exceed the Clearing Member’s risk adjusted capital, the Clearing Member must provide an additional margin deposit in an amount equal to the excess. The Clearing Member may maintain such margin in the form of cash, certain debt securities or certain securities traded on The Toronto Stock Exchange or the TSX Venture Exchange. The Corporation may from time to time accept other forms of margin deposit in accordance with its Rules then in effect.

If an exercise notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

The Corporation’s Lien

In the event that a Clearing Member defaults in its obligations under the Corporation’s Rules respecting the fulfillment of any Options contract, the securities (including certain customers’ securities as detailed in the Corporation’s Operations Manual), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member’s obligations. The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

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The Clearing Fund

Upon acceptance as a Clearing Member of the Corporation for the clearing of Options, each Clearing Member must maintain a minimum amount of assets at all times in a clearing fund maintained by the Corporation. For those Clearing Members admitted to clear Options only, the minimum deposit is $25,000. Thereafter, the amount of each Clearing Member’s Clearing Fund deposit will vary depending upon the Clearing Member’s level of uncovered residual risk, but in no event will decline below the minimum deposit. All Clearing Fund deposits must be made in cash.

If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member’s clearing fund deposit may be applied to the discharge of that obligation. If there is a deficiency in its clearing fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency. If a Clearing Member’s obligation to the Corporation exceeds its total clearing fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members’ deposits to the clearing fund. Whenever any amount is paid out of the clearing fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment. However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed clearing fund deposit.

Clearing Members’ deposits to the clearing fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices. The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

The Corporation will also have available its own assets in the event that the clearing fund is deficient. However, the assets of the Corporation are limited.

The Supplemental Liquidity Fund

The Corporation also requires Clearing Members that clear Options to contribute to a supplemental liquidity fund. The supplemental liquidity fund will ensure that the Corporation constantly has sufficient liquidity to meet its payment obligations during stressed market conditions. It could be used by the Corporation to meet various payment obligations and cover liquidity shortfalls on time with a high degree of confidence under various potential stress scenarios that should include, but not be limited to, the default of a Clearing Member and its affiliates that would generate the largest aggregate liquidity obligation to the Corporation in extreme but plausible market conditions. Moreover, the supplemental liquidity fund is subject to replenishment provisions during a default management process. The supplemental liquidity fund is not used to cover any credit losses in any way. Except in specific circumstances, any usage of the supplemental liquidity fund to raise liquidity in the event of the suspension of a Clearing Member will be reimbursed after the end of the default management period.

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ADDITIONAL INFORMATION

Important information regarding the risks and uses of Options is contained in the options disclosure document prepared by the Corporation entitled “The Characteristics and Risks of Listed Canadian Options” referred to above under the caption “Description of Options — General.” Brokers are required to furnish the options disclosure document to their customers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request.

This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the by-laws and Rules of the Corporation and the rules of the Bourse as in effect on the date of this prospectus. These documents may be inspected at the Montréal and Toronto offices of the Corporation, and at the offices of the Bourse. In addition, the Rules and by-laws of the Corporation are available electronically at the Corporation’s internet web site at the address: http://www.cdcc.ca. The rules of the Bourse are available electronically at the Bourse’s internet website at the address: http://www.m-x.ca.

This prospectus forms part of a registration statement filed with the Securities and Exchange Commission by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended. Information regarding the Corporation not included in this prospectus but filed with the Securities and Exchange Commission as Part II of the Corporation’s registration statement and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission’s internet website at the address: http://www.sec.gov.

FINANCIAL STATEMENTS

Set forth in Part II of the Corporation’s registration statement are audited balance sheets of the Corporation as of December 31, 2025 and December 31, 2024 and the related income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2025 and related notes.

All dollar amounts in the financial statements are expressed in Canadian dollars. A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar. That exchange rate is published daily in the financial section of most major newspapers.

A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation’s back-up system rather than its assets to stand behind the Corporation’s obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montréal and Toronto offices of the Corporation and at the offices of the Bourse without charge.

11

LEGAL OPINIONS

In-house legal counsel to the Corporation has given its opinion that the Options covered by this prospectus have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

EXPERTS

The balance sheets of the Corporation as of December 31, 2025 and December 31, 2024 and the related income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2025 have been audited by KPMG LLP and are included in Part II of the Corporation’s registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in Part II of the Corporation’s registration statement, and upon the authority of said firm as experts in accounting and auditing.

12

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 4. Directors and Executive Officers.

As of the date of this Post-Effective Amendment, the Board of Directors of Canadian Derivatives Clearing Corporation (the “Corporation”) consists of twelve Directors.

As of the date of this Post-Effective Amendment, the Directors of the Corporation are as follows:

Name:	Age:	Position with the Corporation:	Director Since:
Karen Adams	58	—	2023

Lee Betsill	64	—	2025

Robert Dussault	65	—	2023

Luc Fortin	58	—	2017

Fera Jeraj	56	—	2025

George Kormas	56	President	2021

Peter Krenkel	76	Chairperson, Board of Directors	2020

Paul Langill	58	—	2018

Bryan Osmar	68	—	2020

Peter Pacholko	59	—	2022

Kevin Sampson	54	—	2021

Jennifer Vachon	50	—	2025

II-1

As of the date of this Post-Effective Amendment, the Executive Officers of the Corporation are as follows:

Name:	Age:	Office:	Officer Since:
Jean-François Bertrand	56	Chief Operating Officer	2019

Cheryl Graden	57	Secretary	2015

Sandra Kendall	59	Assistant Corporate Secretary	2024

George Kormas	56	President	2010

Michael Landa	41	Chief Internal Auditor	2023

Olivier Léon	46	Chief Risk Officer	2022

Rajeeve Thakur	46	Interim Chief Compliance Officer	2026

Thulasi Thedchanamoorthy	40	Treasurer	2025

The principal occupations of the Directors and Executive Officers of the Corporation are now and during the past five years have been as follows:

Ms. Karen Adams has been Chief Executive Officer of Workers’ Compensation Board of Nova Scotia, a provincial provider of workplace injury insurance, since August 2023. She served as President and Chief Executive Officer of Fundserv Inc., a financial technology firm, from June 2017 to June 2022. Ms. Adams also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Ms. Adams was selected to serve on the Corporation’s Board of Directors due to her extensive experience with financial, technology oversight, governance, strategy, risk, international, project management, clearing/settlement systems and regulatory compliance.

Mr. Jean-François Bertrand has been Chief Operating Officer of the Corporation since March 2019. Mr. Bertrand served as Interim President of the Corporation from February 2021 to May 2021.

Mr. Lee Betsill has been Managing Director at Balbegno Group Ltd., a provider of non-executive and advisory services to the cleared derivatives and securities industry, since April 2025. Prior to founding Balbegno Group Ltd., Mr. Betsill served as Chief Risk Officer of CME Group, a leading derivatives marketplace, from August 2015 to April 2025. Mr. Betsill also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Mr. Betsill was selected to serve on the Corporation’s Board of Directors due to his experience and leadership in financial market infrastructures, clearing, financial risk management, enterprise risk, operations and settlements.

II-2

Mr. Robert Dussault has been Managing Director, Business Strategy, of National Bank of Canada, a Canadian bank and one of Canada’s leading integrated financial groups, since July 2010. Mr. Dussault also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Mr. Dussault was selected to serve on the Corporation’s Board of Directors due to his extensive experience with governance, risk management and project management experience in delivering new products and process improvements in the derivatives clearing space.

Mr. Luc Fortin has been President and Chief Executive Officer of the Bourse, the direct parent of the Corporation, since July 2016. In addition to his role with the Bourse, Mr. Fortin oversees all of the trading activities of TMX Group Limited, the ultimate parent of the Corporation, as well as Shorcan Brokers Limited, an affiliate of the Corporation. Mr. Fortin also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Mr. Fortin brings to the Corporation’s Board of Directors significant management experience and an extensive knowledge of the Bourse as President and Chief Executive Officer and due to his extensive experience within the derivatives markets with a major international bank.

Ms. Cheryl Graden has been the Secretary of the Corporation since February 2015. Since 2004, Ms. Graden has served in various roles with TMX Group Limited and its predecessors and currently serves the Chief Legal & Enterprise Corporate Affairs and Corporate Secretary for TMX Group Limited, the ultimate parent of the Corporation. Ms. Graden serves as director of the following companies which are affiliates of the Corporation: TMX Investors Solutions Inc., TSX Trust Company, TMX U.S Holdings Inc., TSX Alpha U.S., Inc. In addition to serving as Secretary of the Corporation, Ms. Graden serves as an officer of the following companies which are affiliates of the Corporation: TSX Inc., TSX Venture Exchange Inc., TSX Venture Exchange Inc., Montreal Exchange Inc., Alpha Exchange Inc., Canadian Derivatives Clearing Corporation, and TSX Alpha U.S., Inc. She is also a member of the TMX Group Executive Committee. Ms. Graden has responsibility for advising TMX Group Limited on all legal and regulatory issues that arise out of its operations and business initiatives.

Ms. Fera Jeraj has served as Chief Technology Officer for Canaccord Genuity Group Inc., an independent, full-service financial firm, since May 2022. Prior to this, Ms. Jeraj served as Chief Information Officer, Global Markets Technology at the BMO Capital Markets, a full-service financial services provider from March 2020 to April 2022. Ms. Jeraj also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Ms. Jeraj was selected to serve on the Corporation’s Board of Directors due to her extensive experience as an accomplished technology executive, including in the areas of governance and strategy, and her expertise in technology, cybersecurity and digital transformation.

Ms. Sandra Kendall has been Assistant Corporate Secretary of the Corporation since May 2015. Ms. Kendall also serves as Corporate Secretary of CDS, Corporate Secretary of CDS Innovations Inc., Secretary of TSX Trust Company, Secretary of TMX Investor Solutions Inc. and Secretary of TMX Post Trade Innovations Inc. Each of the foregoing entities is an affiliate of the Corporation.

II-3

Mr. George Kormas has been President of the Corporation since April 2021. Prior to his appointment as President, Mr. Kormas served as Chief Risk Officer of the Corporation from February 2010 to April 2021. Mr. Kormas also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Mr. Kormas was selected to serve on the Corporation’s Board of Directors due to his extensive experience with the Corporation in risk management and business roles and his risk management and treasury roles with leading Canadian financial institutions prior to joining the Corporation.

Mr. Peter Krenkel is Chairperson of the Corporation’s Board of Directors. He retired after serving as the President and Chief Executive Officer of Natural Gas Exchange Inc. (NGX) from 1994 until 2013. During this time, NGX, which has since been sold to Intercontinental Exchange, Inc., was a wholly owned subsidiary of TMX Group Limited and was a regulated exchange and clearing facility which provided energy commodity trading, clearing, settlement and delivery services to all major energy market participants in North America. Mr. Krenkel also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Mr. Krenkel was selected to serve on the Corporation’s Board of Directors due to his extensive experience with governance, regulatory, clearing, operations, technology and risk management matters with a regulated commodity marketplace.

Mr. Michael Landa was appointed Chief Internal Auditor of the Corporation and CDS, an affiliate of the Corporation, in April 2023. Mr. Landa has served as Managing Director and Head of Internal Audit for TMX Group Limited, the ultimate parent of the Corporation, since January 2023 and as Chief Internal Auditor of TSX Trust Company, an affiliate of the Corporation since May 2018.

Mr. Paul Langill has been Chief Financial Officer of AIMCo since November 2020. AIMCo is a Canadian crown corporation headquartered in Edmonton, Alberta and manages assets on behalf of 375,000 members of provincial public retirement programs, endowments, government funds, and other public accounts. Mr. Langill also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Mr. Langill was selected to serve on the Corporation’s Board of Directors due to his extensive experience with governance, operations, technology and risk management.

Mr. Olivier Léon has been Chief Risk Officer of the Corporation since January 2022, after having served in the role of Chief Risk Officer on an interim basis from April 2021 to January 2022 and a Vice President of the Corporation since January 2022. From 2013 until being named Chief Risk Officer, Mr. Léon worked for the Corporation in various enterprise risk management roles. Mr. Léon also serves as Chief Risk Officer of CDS, an affiliate of the Corporation.

Mr. Bryan Osmar has been retired since 2015 following a 35-year career with Royal Bank of Canada (RBC), a Canadian bank and North American diversified financial services company. At the time of his retirement, Mr. Osmar served as a Managing Director of RBC and as RBC’s Head, Market Infrastructures. Mr. Osmar also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Mr. Osmar was selected to serve on the Corporation’s Board of Directors due to his extensive capital markets experience with specific expertise in trading and credit risk management and market infrastructures.

II-4

Mr. Peter Pacholko has served as Chief Operating Officer and Chief Financial Officer of Odlum Brown Limited, an independent, full-service investment firm, since June 2014. Mr. Pacholko also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Mr. Pacholko was selected to serve on the Corporation’s Board of Directors due to his expertise in strategic planning, corporate governance, risk management and financial and operational leadership oversight. Mr. Pacholko is also a Certified General Accountant.

Mr. Kevin Sampson has been President of CDS, an affiliate of the Corporation, since February 2021. Mr. Sampson also serves on the Boards of Directors of CDS, CDS Clearing, CDS Innovations Inc., TMX Alpha US, LLC and TMX Post Trade Innovations Inc.; each is an affiliate of the Corporation. Mr. Sampson also serves as President of CDS Clearing and CDS Innovations, Inc.; each is an affiliate of the Corporation. Mr. Sampson was selected to serve on the Corporation’s Board of Directors due to his significant management experience and considerable knowledge of Canada’s capital markets due to his experience in exchange operations and securities markets.

Mr. Rajeeve Thakur has been serving as interim Chief Compliance Officer of the Corporation since February 2026. Mr. Thakur has also served as Vice President, Regulatory Affairs and Enterprise Compliance of TMX Group Limited, the ultimate parent of the Corporation, since October 2021 and was previously Associate General Counsel at the Alberta Securities Commission from September 2018 to September 2021.

Ms. Thulasi Thedchanamoorthy has been Treasurer of the Corporation since March 2025. Ms. Thedchanamoorthy is also Chief Financial Officer of CDS since March 2025 and Director, Financial Business Partnering, Post Trade at TMX Group Limited since March 2025. Each of the foregoing entities is an affiliate of the Corporation. Ms. Thedchanamoorthy was previously the Director for Financial Performance Management at TMX Group from June 2022 to February 2025, Head of Enterprise Portfolio Governance at TMX Group from May 2020 to February 2023 and Senior Manager in Finance at TMX Group from August 2018 to April 2020.

Ms. Jennifer Vachon has been Vice President of Operations at Laurentian Bank Securities, a Canadian investment dealer, since August 2019. Ms. Vachon also serves on the Boards of Directors of CDS and CDS Clearing; each is an affiliate of the Corporation. Ms. Vachon also served as Interim Chief Compliance Officer at Laurentian Bank Securities from January 2021 to March 2021. Ms. Vachon was selected to serve on the Corporation’s Board of Directors due to her extensive experience in operations and administration, project management and client relationship management, in a variety of environments including wealth management and capital markets.

Item 5. Legal Proceedings.

None.

Item 6. Legal Opinions and Experts.

II-5

LEGAL OPINIONS

In-house legal counsel to Corporation has given its opinion that the Options covered by this Post-Effective Amendment have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

EXPERTS

The balance sheets of the Corporation as of December 31, 2025 and December 31, 2024 and the related income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2025 have been included in this Post-Effective Amendment in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Item 7. Financial Statements.

Set forth below are audited balance sheets of the Corporation as of December 31, 2025 and December 31, 2024 and the related income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2025 and related notes. A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation’s back-up system rather than its assets to stand behind the Corporation’s obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montréal and Toronto offices of the Corporation and at the Bourse without charge.

Item 8. Undertakings.

The undersigned registrant hereby undertakes to file a post-effective amendment, not later than 120 days after the end of each fiscal year subsequent to that covered by the financial statements presented herein, containing financial statements meeting the requirements of Regulation S-X and the supplementary financial information specified by Item 12 of Regulation S-K.

The undersigned registrant hereby undertakes not to issue, clear, guarantee or accept any security registered herein until there is a definitive options disclosure document meeting the requirements of Rule 9b-1 of the Securities Exchange Act of 1934 with respect to the class options.

II-6

FINANCIAL STATEMENTS

II-7

Financial Statements of

CANADIAN DERIVATIVES CLEARING CORPORATION

Years ended December 31, 2025, 2024 and 2023

(In thousands of Canadian dollars, unless otherwise stated)

II-8

KPMG LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto, ON M5H 2S5

Canada

Tel 416-777-8500

Fax 416-777-8818

www.kpmg.ca

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors

Canadian Derivatives Clearing Corporation:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Canadian Derivatives Clearing Corporation (the Company) as of December 31, 2025 and 2024, the related income statements, statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and its financial performance and its cash flows for each of the years in the three-year period ended December 31, 2025, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

©2026 KPMG LLP, an Ontario limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.

II-9

Canadian Derivatives Clearing Corporation February 3, 2026

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the Risk and Audit Committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Determination of Shared Services Expense

As discussed in note 1(c) management determines the share services expense allocation, in consultation with TMX Group Limited and other impacted subsidiaries, based on the specific drivers, selected to represent underlying consumption of services, and is subject to management judgement in the cases of indirectly attributable costs and overhead. Key elements in the determination of the shared services expense are the model used and the cost drivers used to determine the allocation of costs. As with other transactions entered into between the Company and its related parties, shared services expense is recorded at the exchange amount. As disclosed in note 18(c), during the year ended December 31, 2025, the Company recognized a total shared services expense of $19,078 thousand.

We identified the determination of shared services expense as a critical audit matter. Significant auditor judgement and the use of specialized skills and knowledge were required in evaluating the result of our audit procedures due to the high degree of judgment in determining the model to be used and the cost drivers used to determine the allocation of costs in order to determine shared services expense.

The primary procedures we performed to address this critical audit matter included the following:

-	We evaluated the design and implementation of the internal control relating to management’s review of the model used and the cost allocation drivers selected.

II-10

Canadian Derivatives Clearing Corporation February 3, 2026

-	We involved tax professionals with specialized skills and knowledge, who assisted in the evaluation of the appropriateness of the model based on accepted transfer pricing guidelines, and in the assessment of the reasonableness of the cost allocation drivers by comparing these to industry experience and OECD Transfer Pricing guidelines.

We have served as the Company’s auditor since 2002.

Toronto, Canada

February 3, 2026

II-11

CANADIAN DERIVATIVES CLEARING CORPORATION

Balance Sheets

(In thousands of Canadian dollars)

	Note	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	3	$10,195	$28,550
Marketable securities	3	74,491	44,579
Trade and other receivables	4	9,315	3,488
Daily settlements due from Clearing Members	5	160,506	120,081
Clearing Members’ cash margin deposits	5	3,869,435	2,507,164
Clearing fund cash deposits	5	5,606,246	4,427,157
Net amounts receivable on open REPO agreements	5	27,504,554	20,330,596
Prepaid expenses		311	356
Due from related parties	18	15	948
Note receivable from TMX Group Limited	18	24,100	22,500
		37,259,168	27,485,419
Non-current assets:
Equipment		260	160
Intangible assets	6	15,758	10,819
Deferred income tax assets	14	1,141	1,237
Total Assets		$37,276,327	$27,497,635

Liabilities and Equity
Current liabilities:
Trade and other payables	9	$12,007	$6,625
Daily settlements due to Clearing Members	5	160,506	120,081
Clearing Members’ cash margin deposits	5	3,869,435	2,507,164
Clearing fund cash deposits	5	5,606,246	4,427,157
Net amounts payable on open REPO agreements	5	27,504,554	20,330,596
Liquidity facility drawn	8	2,824	755
Deferred revenue	10	3,535	3,233
Due to related parties	18	1,026	712
Current income tax liabilities		1,885	3,518
		37,162,018	27,399,841
Non-current liabilities:
Accrued employee benefits payable	7	401	320
Other non-current liabilities	13	132	229
Total Liabilities		37,162,551	27,400,390

Equity:
Share capital	12	10,200	10,200
Contributed surplus		10,700	10,700
Retained earnings		92,876	76,345
Total Equity		113,776	97,245

Total Liabilities and Equity		$37,276,327	$27,497,635

See accompanying notes which form an integral part of these financial statements.

Approved on behalf of the Board of Directors on February 3, 2026:

/s/ Peter Krenkel	Chair	/s/ Bryan Osmar	Director

II-12

CANADIAN DERIVATIVES CLEARING CORPORATION

Income Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

	Note	2025	2024	2023
Revenue:
Derivatives clearing and other		$83,189	$67,993	$52,814
Interest on REPO and cash collateral:
Interest income		1,058,245	1,311,240	1,560,187
Interest expense		(1,058,245)	(1,311,240)	(1,560,187)
Net interest on REPO and cash collateral		—	—	—
Total revenue		83,189	67,993	52,814

Expenses:
Compensation and benefits		12,730	12,805	11,353
Information and trading systems		1,618	1,685	1,275
General and administration		7,858	7,412	6,055
Depreciation and amortization	6	1,508	1,263	879
Shared services	18	19,078	15,806	14,006
Total operating expenses		42,792	38,971	33,568

Income from operations		40,397	29,022	19,246

Net finance income	2	2,621	3,906	3,547

Income before income taxes		43,018	32,928	22,793

Income tax expense	14	11,433	8,763	6,076

Net income		$31,585	$24,165	$16,717

See accompanying notes which form an integral part of these financial statements.

II-13

CANADIAN DERIVATIVES CLEARING CORPORATION

Statements of Comprehensive Income

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

	Note	2025	2024	2023
Net income		$31,585	$24,165	$16,717
Other comprehensive income (loss):
Items that will not be reclassified to the income statements:
Actuarial losses on defined benefit post-retirement benefit plan, net of tax benefit of $19 (2024 – $nil, 2023 – net of tax benefit of $6)	7	(54)	—	(17)
Total items that will not be reclassified to the income statements		(54)	—	(17)
Total comprehensive income		$31,531	$24,165	$16,700

See accompanying notes which form an integral part of these financial statements.

II-14

CANADIAN DERIVATIVES CLEARING CORPORATION

Statements of Changes in Equity

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

	Note	Share capital	Contributed surplus	Retained earnings	Total equity
Balance at January 1, 2025		$10,200	$10,700	$76,345	$97,245
Net income		—	—	31,585	31,585
Other comprehensive income (loss):
Actuarial loss on defined benefit post-retirement benefit plan, net of taxes*		—	—	(54)	(54)
Total comprehensive income		—	—	31,531	31,531
Dividend to equity holder	19	—	—	(15,000)	(15,000)
Balance at December 31, 2025		$10,200	$10,700	$92,876	$113,776

Balance at January 1, 2024		$10,200	$10,700	$64,180	$85,080
Net income		—	—	24,165	24,165
Other comprehensive income (loss):
Actuarial gain (loss) on defined benefit post-retirement benefit plan, net of taxes*		—	—	—	—
Total comprehensive income		—	—	24,165	24,165
Dividend to equity holder	19	—	—	(12,000)	(12,000)
Balance at December 31, 2024		$10,200	$10,700	$76,345	$97,245

Balance at January 1, 2023		$10,200	$10,700	$56,480	$77,380
Net income		—	—	16,717	16,717
Other comprehensive income (loss):
Actuarial loss on defined benefit post-retirement benefit plan, net of taxes*		—	—	(17)	(17)
Total comprehensive income		—	—	16,700	16,700
Dividend to equity holder		—	—	(9,000)	(9,000)
Balance at December 31, 2023		$10,200	$10,700	$64,180	$85,080

*Actuarial losses on defined benefit pension post-retirement benefit plan is recognized in other comprehensive income (loss) and then immediately transferred to retained earnings.

See accompanying notes which form an integral part of these financial statements.

II-15

CANADIAN DERIVATIVES CLEARING CORPORATION

Statements of Cash Flows

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

	Note	2025	2024	2023
Cash flows from (used in) operating activities:
Income before income taxes		$43,018	$32,928	$22,793
Adjustments to determine net cash flows:
Depreciation and amortization	6	1508	1,263	879
Employee benefits expense	7	23	26	25
Net finance income	2	(2,621)	(3,906)	(3,547)
Changes in:
Trade and other receivables, and prepaid expenses		(5,791)	(317)	577
Amounts due to and from related parties		1,247	(1,029)	438
Trade and other payables		5,214	1,721	677
Other non-current liabilities		(97)	69	—
Deferred revenue		302	978	405
Cash paid for employee benefits plan	7	(15)	(14)	(13)
Income taxes paid		(12,951)	(6,884)	(5,668)
		29,837	24,835	16,566

Cash flows from (used in) financing activities:
Liquidity facility drawn, net	8	2,069	(11,805)	(1,575)
Dividend paid to equity holder	19	(15,000)	(12,000)	(9,000)
		(12,931)	(23,805)	(10,575)

Cash flows from (used in) investing activities:
Interest received		2,630	3,916	3,552
Additions to equipment		—	—	(17)
Additions to intangible assets	6	(6,379)	(4,808)	(2,706)
Note receivable from TMX Group Limited, net	18	(1,600)	(10,500)	(4,000)
Marketable securities, net		(29,912)	3,112	(2,026)
		(35,261)	(8,280)	(5,197)

(Decrease) increase in cash and cash equivalents		(18,355)	(7,250)	794

Cash and cash equivalents, beginning of period		28,550	35,800	35,006

Cash and cash equivalents, end of period		$10,195	$28,550	$35,800

See accompanying notes which form an integral part of these financial statements.

II-16

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

General information

Canadian Derivatives Clearing Corporation (the “Company”) is a company domiciled in Canada and incorporated under the Canada Business Corporations Act. The registered office is located at 1800-1190 Avenue des Canadiens-de-Montréal, Montréal, Quebec, Canada.

The Company is the clearing house of equity, index and interest rate financial derivative contracts traded on the Montréal Exchange and on the over-the-counter (“OTC”) market. In addition, the Company is the clearing house for all OTC bilateral fixed income repurchase (“REPO”) agreements in Canada. The Company is wholly-owned by Bourse de Montréal Inc. (“MX”) which is a wholly-owned subsidiary of TMX Group Limited, the ultimate controlling party.

1.	Basis of preparation

(a)	Basis of accounting

The financial statements have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”) and IFRS Interpretations Committee (“IFRIC”) interpretations, as issued by the International Accounting Standards Board (“IASB”).

The financial statements were approved by the Company’s Board of Directors on February 3, 2026.

The Company’s material accounting policies have been applied consistently to all years presented in the financial statements, unless otherwise indicated. The Company has applied its judgement in presenting its material accounting policies together with related information in the notes to the financial statements.

The following amendment was effective for the Company from January 1, 2025:

•	Lack of Exchangeability (Amendments to IAS 21, The Effects of Changes in Foreign Exchange Rates)

There was no material impact on the financial statements as a result of its adoption.

(b)	Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items which are measured at fair value:

•	Liabilities arising from share-based payment plans (note 13); and

•	Certain financial instruments (note 15).

The Company uses a fair value hierarchy to categorize the inputs used in its valuation of assets and liabilities carried at fair value. Fair values are categorized into: Level 1 – to the extent of the Company’s use of unadjusted quoted market prices; Level 2 – valuation using observable market information as inputs for identical assets and liabilities; and Level 3 – valuation using unobservable market information.

(c)	Key judgements and estimates

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting year. The estimates and associated assumptions are based on historical experience and other factors that management considers to be relevant. Actual results could differ from these estimates and assumptions.

II-17

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

Judgements, estimates and underlying assumptions are reviewed on an ongoing basis, and revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected.

Judgements made in applying accounting policies that have the most significant effects on the amounts recognized in these financial statements are included in the following notes:

•	Revenue recognition – identification of performance obligations and determination of the timing of when performance obligations are satisfied, either at a point in time or over time, requires judgement (note 1(e));

•	Valuation of intangible assets – purchased intangibles are valued on acquisition using established methodologies and amortized over their estimated useful economic lives, except in those cases where intangibles are determined to have indefinite lives, where there is no foreseeable limit over which these intangibles would generate net cash flows. These valuations and lives are based on management’s best estimates of future performance and years over which value from the intangible assets will be derived (note 6);

•	Classification of financial assets – management has exercised judgment in the assessment of the business model within which the assets are held and in the assessment of whether the contractual terms of the financial asset are solely payments of principal and interest on the principal amounts outstanding to determine the classification of financial assets (note 15); and

•	Shared service expense – judgment is required when determining the shared service expense. The shared service allocation is determined by management, in consultation with TMX and other impacted subsidiaries, based on the specific drivers, selected to represent underlying consumption of service, and is subject to management judgment in the cases of indirectly attributable costs and overhead. Key elements in the determination of the shared service expense are the model used and the cost drivers used to determine the allocation of costs (note 18).

Information about assumptions and estimate uncertainties that have a significant risk of resulting in a material adjustment in these financial statements is included in the following notes:

•	Measurement of defined benefit obligations for pensions and other post-retirement benefits – the valuations of the defined benefit assets and liabilities are based on actuarial assumptions made by management with advice from the Company’s external actuary (note 7);

•	Contingencies – management judgement is required to assess whether contingencies should be recognized or disclosed, and at what amount. Management bases its decisions on past experience and other factors it considers to be relevant on a case by case basis (note 11);

•	Share-based payments – the amounts associated with TMX Group Limited equity-settled share-based payment plans are measured at the grant date at fair value using a recognized option pricing model based on management’s assumptions. Management’s assumptions are based on historical share price movements, dividend policy and past experience (note 13); and

•	Income taxes – the accounting for income taxes requires estimates to be made, such as the recoverability of deferred tax assets. Where differences arise between estimated income tax provisions and final income tax liabilities, an adjustment is made when the difference is identified (note 14).

II-18

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

(d)	Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the Company operates (“the functional currency”). The financial statements are presented in Canadian dollars, which is the Company’s functional currency and presentation currency.

Revenues earned, expenses incurred and assets purchased in foreign currencies are translated into the functional currency at the prevailing exchange rate on the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the period end rate or at the transaction rate when settled. Resulting unrealized and realized foreign exchange gains and losses are recognized under net finance income in the income statements for the year.

(e)	Revenue recognition

Revenue is recognized when performance obligations have been satisfied. The identification of performance obligations and the determination of the timing of when performance obligations are satisfied, either at a point in time or over time, requires judgement.

Revenue of derivative clearing is recognized as performance obligations are satisfied when the trades are novated and executed, this occurs within a short period of time. Revenue related to the trades that clear within a short period of time, but remain open at period end is recorded as deferred revenue to reflect the open performance obligation.

Rebates are calculated based on contractual arrangement and recorded as a reduction in revenue in the income statements in the period to which they relate, which are generally satisfied at a point in time.

As part of its clearing service, the Company earns interest income and incurs interest expense on cash collateral balances and all REPO transactions that clear through the Company. The interest income and interest expense are equal; however, as the Company does not have a legal right to offset these amounts, they are recognized separately in the income statements. On cash collateral balances, the interest income is paid to Clearing Members and recorded as an expense and on REPO agreements, the interest income is earned and the interest expense is incurred over the term of the REPO agreements.

(f)	Premises and equipment

Items of premises and equipment are recognized at cost less accumulated depreciation and any impairment losses.

Assets are depreciated from the date of acquisition. Depreciation is recognized in the income statements on a straight-line basis over the estimated useful life of the asset, or a major component thereof. The residual values and useful lives of the assets are reviewed annually, and revised as necessary.

Depreciation is provided over the following useful lives of the assets:

Asset	Basis	Rate
Computer equipment	Straight-line	5 years

(g)	Intangible assets

Intangible assets are recognized at cost less accumulated amortization, where applicable, and any impairment in value. The cost of acquired intangibles includes any expenditure that is directly attributable to the acquisition of the asset. The cost of internally developed assets includes the cost of materials and direct labour, and any other costs directly attributable to bringing the assets to a working condition for their intended use.

II-19

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

Intangible assets are amortized from the time the asset is available for use. Amortization is recognized in the income statements on a straight-line basis over the estimated useful life of the asset. Residual values and the useful lives of the assets are reviewed at each year end, and revised as necessary.

The Company also assesses whether there is any indication that any of its intangible assets may be impaired, and performs an impairment analysis where indicators are noted. An impairment loss is recognized when the carrying amount of an asset exceeds its recoverable amount, which is the higher of the asset’s fair value less costs of disposal and its value-in-use.

Amortization is provided over the following useful lives of intangible assets:

Asset	Basis	Rate
Technology	Straight-line	1 - 10 years

(h)	Balances of Clearing Members

Balances of Clearing Members on the Company’s balance sheet comprises:

•	Daily settlements due from, and to, Clearing Members – These balances result from marking open futures positions to market and settling option transactions each day. These amounts are required to be collected from and paid to Clearing Members prior to the commencement of trading the next day. There is no impact on the net assets as an equivalent amount is recognized in both assets and liabilities.

•	Net amounts receivable/payable on open REPO agreements – OTC REPO agreements between buying and selling Clearing Members are novated to the Company whereby the rights and obligations of the Clearing Members under the REPO agreements are cancelled and replaced by new agreements with the Company. Once novation occurs, CDCC becomes the counterparty to both the buying and selling Clearing Members. As a result, the contractual right to receive and return the principal amount of the REPO as well as the contractual right to receive and pay interest on the REPO is transferred to the Company.

These balances represent outstanding balances on open REPO agreements. Receivable and payable balances outstanding with the same Clearing Member are offset when they are in the same currency and are to be settled on the same day, as the Company has a legally enforceable right to offset and the intention to net settle. The balances include both the original principal amount of the REPO and the accrued interest, both of which are carried at amortized cost. As the Company is the central counterparty, an equivalent amount is recognized in both the Company’s assets and liabilities.

•	Clearing Members’ cash collateral – These balances are comprised of cash margin deposits and cash clearing fund deposits from Clearing Members which are held by CDCC with the Bank of Canada or with commercial banks with a minimum credit rating of A/R1-low or better. Cash collateral, either as margin against open positions or as part of the clearing fund, is held by the Company and is recognized as an asset and an equivalent and offsetting liability is recognized as these amounts are ultimately owed to the Clearing Members. There is no net impact on the balance sheet. Non-cash margin deposits and non-cash clearing funds deposits are not included in the balance sheet as the Company does not control these assets.

II-20

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

(i)	Employee benefits

(i)	Defined contribution pension plan

TMX Group Limited has a registered defined contribution pension plan covering substantially all of the Company’s employees. The expense for the Company is charged to the income statements as it is incurred.

(ii)	Non-pension post-retirement plan

The Company provides other post-retirement benefits, such as supplementary medical and dental coverage, which are funded by the Company. The Company’s obligation in respect of these plans is the amount of future benefit that employees have earned in return for their service in the current and prior years, discounted to determine its present value. The discount rates used are based on Canadian AA-rated corporate bond yields. The calculation is performed annually by an actuary based on management’s best estimates and it is performed using the projected benefit method pro-rated on service. Any actuarial gains and losses are recognized immediately in other comprehensive income in the year in which they arise.

When the benefits of a plan are amended, the portion of the change in benefit relating to past service by employees is recognized immediately in the income statements.

(iii)	Short-term employee benefits

Short-term employee benefit obligations, such as wages, salaries and annual vacation entitlements, are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the Company’s annual short-term incentive plan if a present legal or constructive obligation to pay this amount exists as a result of past service provided by the employee, and the obligation can be estimated reliably.

(iv)	Share-based payments

The Company has both equity-settled and cash-settled share-based compensation plans based on the equity of TMX Group Limited.

The Company accounts for all share-based plans to its eligible employees that call for settlement by the issuance of equity instruments of TMX Group Limited using the fair value based method. Under the fair value based method, compensation cost attributable to options to employees is measured at fair value at the grant date, using a recognized option pricing model, and amortized over the vesting period. The amount recognized as an expense is adjusted to reflect the actual number of options expected to vest. Compensation cost resulting from these options is recorded through intercompany accounts, which is settled in cash.

Compensation cost attributable to employee awards that call for settlement in cash is measured at fair value at each reporting date. Changes in fair value between the grant date and the measurement date are recognized in the income statements over the vesting period, with a corresponding change in intercompany accounts, depending on the period in which the award is expected to be paid.

(j)	Income tax

Income tax expense comprises current and deferred income tax. Income tax expense is recognized in the income statements except to the extent that it relates to items recognized directly in equity or in other comprehensive income.

II-21

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

Current income tax is the expected income tax payable or receivable on the taxable income or loss for the year using income tax rates enacted or substantively enacted at the reporting date, and any adjustments to income tax payable in respect of previous years.

Deferred income tax is recognized in respect of certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax is measured at the income tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date.

A deferred income tax asset is recognized only to the extent that it is probable that future taxable income will be available against which it can be utilized. Deferred income tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Income tax assets and liabilities are offset in the financial statements if there is a legally enforceable right to offset them and they relate to income taxes levied by the same taxation authority on the same taxable entity, or on different taxable entities but the Company intends to settle them on a net basis or where the income tax assets and liabilities will be realized simultaneously.

The Company maintains provisions for uncertain tax positions that it believes appropriately reflect the risk of the tax positions and the probability of acceptance of the tax treatment by the relevant authorities. Uncertain income tax positions are recognized in the financial statements using management’s best estimate of the amount expected to be paid.

(k)	Financial instruments

Financial assets are recognized on the trade date at which the Company becomes a party to the contractual provisions of the instrument. Financial assets are generally derecognized when the contractual rights to the cash flows from the assets expire, or when the Company transfers the rights to receive the contractual cash flows on the financial assets to another party while transferring substantially all the risks and rewards of ownership of the financial assets.

Financial liabilities are initially recognized on the trade date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. Financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

Financial assets and liabilities are offset and the net amount presented in the balance sheets only when the Company has a current legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Financial assets and liabilities are classified as amortized cost or fair value through profit and loss (“FVTPL”). The Company classifies its non-derivative financial assets in the following categories, depending on the purpose for which they were acquired:

•	Financial assets carried at amortized cost is the amount at which the financial asset is measured at initial recognition minus the principal repayments, adjusted for the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount, and adjusted for any loss allowance. On the other hand, the gross carrying amount of a financial asset is the amortized cost of a financial asset before adjusting for any loss allowance.

II-22

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

•	Financial assets at FVTPL are measured at fair value at the end of each reporting year, with any fair value gains or losses recognized in profit or loss. The net gain or loss recognized in profit or loss includes any dividend or interest earned on the financial asset and is presented as finance income in the income statements.

(l)	Cash and cash equivalents

Cash and cash equivalents consist of cash and liquid investments having an original maturity of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(m)	Marketable securities

Marketable securities may consist of provincial notes, overnight investments and treasury bills. They are carried at their estimated fair values, with changes in fair value being recorded within finance income in the income statements in the year in which they occur. Estimated fair values are determined based on quoted market values.

(n)	Trade and other receivables

Trade receivables generally have terms of net five days, and trade receivables that are more than three months past due are considered to be impaired. Loss allowances for trade and other receivables are measured at an amount equal to lifetime expected credit losses. The expected credit losses on trade and other receivables are calculated using historical credit loss experience taking into account current observable data at the reporting date to reflect the effects of any relevant current and forecasts of future conditions. Any change in the allowance is recognized within general and administration costs in the income statements.

(o)	Finance income and finance costs

Finance income and finance costs include income on funds invested and on related party loans, changes in the fair value of marketable securities, and foreign exchange gains or losses resulting from the translation of monetary assets and liabilities denominated in foreign currencies.

(p)	Future accounting developments

The following new standards and amendments to standards and interpretations are not yet effective for the year ending December 31, 2025, and have not been applied in the preparation of the financial statements. These new and amended standards and interpretations are required to be implemented for financial years beginning on or after January 1, 2026. The Company is in the process of reviewing the impact of the future changes on its financial statements.

•	Classification and Measurement of Financial Instruments (Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures)

•	Contracts Referencing Nature-dependent Electricity (Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures)

•	Annual Improvements to IFRS Accounting Standards

II-23

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

•	IFRS 18, Presentation and Disclosure in Financial Statements

2.	Finance income and finance costs

Finance income and finance costs are as follows:

For the year ended	December 31, 2025	December 31, 2024	December 31, 2023
Interest income on funds invested	$2,317	$3,449	$3,208
Interest income on related party loan	313	462	344
Net foreign exchange losses	(9)	(10)	(5)
Other finance income	—	5	—
Net finance income	$2,621	$3,906	$3,547

3.	Cash and cash equivalents and marketable securities

Cash and cash equivalents and marketable securities are comprised of:

As at	December 31, 2025	December 31, 2024
Cash	$2,989	$4,194
Treasury bills	7,206	24,356
Cash and cash equivalents	$10,195	$28,550

Treasury bills	$74,491	$44,579
Marketable securities	$74,491	$44,579

The Company’s exposure to interest rate risk and a sensitivity analysis for marketable securities is discussed in note 16(c)(ii).

4.	Trade and other receivables

Trade and other receivables are comprised of:

As at	December 31, 2025	December 31, 2024
Trade receivables	$9,141	$3,342
Sales taxes receivable	34	36
Other receivables	140	110
Trade and other receivables	$9,315	$3,488

The aging of the trade receivables was as follows:

As at	December 31, 2025	December 31, 2024
Not past due	$8,991	$3,341
Past due 1-90 days	150	1
Trade receivables	$9,141	$3,342

No allowance for impairment is considered necessary.

II-24

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

5.	Balances of Clearing Members

The gross amount of open REPO contracts as of December 31, 2025 was $87,434,752 (2024 – $74,837,018). Those contracts when broken down by customers give rise to total assets and total liabilities positions. As allowed per the CDCC rules, these positions get netted further with assets or liabilities pertaining to the same customer and due the same day coming to a net asset or net liability position.

The gross amount of daily settlements as of December 31, 2025 was $211,051 (2024 – $152,057). The daily settlements due from or to Clearing Members are then netted by customer as of the balance sheet date, for cash to be paid or received on mark-to-market on futures, options premium and cash margin shortage or excess.

The following table sets out the carrying amounts of Balances of Clearing Members that are subject to offsetting, enforceable master netting arrangements and similar arrangements:

As at		December 31, 2025
Asset/(Liability)	Gross asset or (liability) for counterparties in a net asset / (net liability) position	Liabilities/ (assets) offset against net assets / (liabilities) by counterparties	Net amounts presented in the balance sheet
Financial assets
Daily settlements due from Clearing Members	$162,412	$(1,906)	$160,506
Net amounts receivable on open REPO agreements	53,622,926	(26,118,372)	27,504,554
	$53,785,338	$(26,120,278)	$27,665,060
Financial liabilities
Daily settlements due to Clearing Members	$(209,145)	$48,639	$(160,506)
Net amounts payable on open REPO agreements	(61,316,379)	33,811,825	(27,504,554)
	$(61,525,524)	$33,860,464	$(27,665,060)
Net amount	$(7,740,186)	$7,740,186	$—

As at		December 31, 2024
Asset/(Liability)	Gross asset or (liability) for counterparties in a net asset / (net liability) position	Liabilities / (assets) offset against net assets / (liabilities) by counterparties	Net amounts presented in the balance sheet
Financial assets
Daily settlements due from Clearing Members	$120,219	$(138)	$120,081
Net amounts receivable on open REPO agreements	37,730,286	(17,399,690)	20,330,596
	$37,850,505	$(17,399,828)	$20,450,677
Financial liabilities
Daily settlements due to Clearing Members	$(151,919)	$31,838	$(120,081)
Net amounts payable on open REPO agreements	(57,437,328)	37,106,732	(20,330,596)
	$(57,589,247)	$37,138,570	$(20,450,677)
Net amount	$(19,738,742)	$19,738,742	$—

During the year 2025, the largest daily settlement amount due from a Clearing Member was $1,238,951 (2024 – $1,625,958) and the largest daily settlement amount due to a Clearing Member was $455,667 (2024 – $352,024).

II-25

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

This amount does not reflect net amounts from open REPO agreements, which are also due from Clearing Members.

Government securities and other securities are pledged by the Clearing Members under irrevocable agreements and are held with the Canadian Depository for Securities Limited (“CDS”), a commonly controlled entity and an approved depository. Clearing Members may also pledge escrow receipts directly with the Company.

The actual collateral held by and pledged to the Company at December 31 is summarized below:

	December 31, 2025	December 31, 2024
Cash collateral held
Clearing Members’ cash margin deposits	$3,869,435	$2,507,164
Clearing fund cash deposits	5,606,246	4,427,157
	$9,475,681	$6,934,321
Non-cash collateral pledged
Non-cash margin deposits	$20,318,830	$16,906,816
	$20,318,830	$16,906,816

Non-cash margin deposits as at December 31, are as follows:

	December 31, 2025	December 31, 2024
Non-cash margin deposits
Government securities, at market value	$13,088,687	$11,062,705
Put letters of guarantee, at face value	93,398	5,679
Equity securities (to cover short positions), at market value	7,136,744	5,838,432
	$20,318,829	$16,906,816

The market value of securities is determined using the closing quotes on the market exchange on the last trading day of the year.

II-26

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

6.	Intangible assets

A summary of the Company’s definite life intangible assets is as follows:

Technology
Cost
Balance at January 1, 2024	$9,181
Additions	4,808
Balance at December 31, 2024	$13,989
Additions	6,379
Balance at December 31, 2025	$20,368

Accumulated amortization
Balance at January 1, 2024	$1,977
Amortization	1,193
Balance at December 31, 2024	$3,170
Amortization	1,440
Balance at December 31, 2025	$4,610

Carrying amounts
At December 31, 2025	$15,758
At December 31, 2024	$10,819

II-27

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

7.	Employee future benefits

(a)	Defined contribution plans

The total recognized in respect of the Company’s defined contribution plan expense for the year ended December 31, 2025 was $679 (2024 – $626, 2023 – $575), which represents the employer contributions for the year.

(b)	Non-pension post-retirement benefit plans

The Company measures the present value of its defined benefit obligations for accounting purposes as at the balance sheet date of each fiscal year.

	2025	2024
Accrued benefit obligation:
Balance, beginning of year	$320	$308
Current service cost	8	12
Interest cost	15	14
Benefits paid	(15)	(14)
Actuarial loss	73	—
Balance as at December 31	$401	$320

Plan assets:
Fair value, beginning of year	$—	$—
Employer contributions	15	14
Benefits paid	(15)	(14)
Fair value as at December 31	$—	$—

Accrued benefit liability as at December 31	$(401)	$(320)

The elements of the Company’s post retirement plan costs recognized in the year are as follows. The full cost is recognized within compensation and benefits in the income statements.

For the year ended	December 31, 2025	December 31, 2024	December 31, 2023
Current service cost	$8	$12	$11
Net interest cost	15	14	14
Net benefit plan expense	$23	$26	$25

The Company recognizes experience adjustments and the effects of changes in actuarial assumptions immediately in other comprehensive income. The aggregate actuarial gains recognized in other comprehensive income are as follows:

For the year ended	December 31, 2025	December 31, 2024	December 31, 2023
Effect due to financial assumptions	$(5)	$—	$23
Effect due to experience adjustments	78	—	—
Actuarial loss recognized in other comprehensive income	$73	$—	$23

II-28

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

The significant actuarial assumptions adopted in measuring the obligation at December 31 are as follows (weighted average):

•	Discount rate of 4.80% (2024 – 4.70%, 2023 – 4.70%), and

•	Assumed health care cost trend rate of 5.28% decreasing to 4.00% over 15 years (2024 – 5.34% decreasing to 4.00% over 18 years and 2023 – 5.41% decreasing to 4.00% over 18 years).

Decreasing or increasing the discount rate by 0.5% would increase or decrease the accrued benefit obligation by $28 and $25. Increase in mortality by one year would have no effect on the accrued benefit obligation. Increasing or decreasing the assumed health care cost trend rates by 1% would have no effect on the accrued benefit obligation.

In 2026, the Company expects to contribute approximately $14 to its post-retirement defined benefit plan.

8.	Liquidity facilities

The Company is exposed to liquidity risk through its clearing operations, and to manage risk, the Company arranged various facilities as discussed below.

The Company maintains a syndicated revolving standby liquidity facility of $100,000 (2024 – $100,000) to provide end of day liquidity in the event that the Company is unable to clear the daylight liquidity facilities to zero. Advances under the facility will be secured by collateral in the form of securities that have been received by, or pledged to, the Company. The borrowing rate on this facility is prime rate less 1.75%. On February 21, 2025, the Company extended this facility to February 20, 2026.

The Company maintains daylight liquidity facilities for a total of $1,215,000 (2024 - $1,215,000) to provide liquidity on the basis of collateral in the form of securities that have been received by, or pledged to, the Company. The daylight liquidity facilities must be cleared to zero at the end of each day.

A repurchase facility of $33,312,000 (2024 – $33,312,000) is also maintained by the Company with a syndicate of six major Canadian chartered banks (the “syndicated REPO facility”). This facility is fully uncommitted liquidity and is in place to provide end of day liquidity in the event that the Company is unable to clear the daylight liquidity facilities to zero. The facility would provide liquidity in exchange for securities that have been received by, or pledged to, the Company. On February 21, 2025, the Company extended this facility to February 20, 2026.

The Company maintains an uncommitted Master Call Loan facility of $60,000 to provide overnight liquidity in Canadian dollars or US dollars equivalent to support the settlement. Advances under the facility are secured by collateral in the form of securities that have been received by, or pledged to CDCC. As of December 31, 2025, CDCC had drawn $2,824 (2024 – $755) to facilitate a failed REPO settlement. The amount drawn when required, is fully collateralized by liquid securities included in cash and cash equivalents and was fully re-paid subsequent to the reporting date.

The Company also maintains foreign currency liquidity facility of $100,000 to provide access to US dollars or Canadian dollars in the event of a Clearing Member default and CDCC is unable to readily settle transactions in US dollars or Canadian dollars while in possession of certain foreign currency equivalents, namely British Pound Sterling, Euros, Hong Kong dollars, or US dollars. The facility renews automatically, and is successively extended on a daily basis until the date on which either party to the agreement provides six months’ advance notice to the termination date.

II-29

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

In addition, the Company has an agreement that would allow the Bank of Canada to provide emergency last-resort liquidity to the Company at the discretion of the Bank of Canada. This liquidity facility is intended to provide end of day liquidity only in the event that the Company is unable to access liquidity from the revolving standby liquidity facility and the syndicated REPO facility or in the event that the liquidity under such facilities is insufficient. Use of this facility would be on a fully collateralized basis.

9.	Trade and other payables

Trade and other payables are comprised of:

As at	December 31, 2025	December 31, 2024
Trade payables	$242	$210
Accrued expenses	6,695	1,732
Sales taxes payable	712	582
Employee related payable	3,746	3,525
Other	612	576
Trade and other payables	$12,007	$6,625

The fair value of trade and other payables is approximately equal to their carrying amount given their short term until settlement.

10.	Deferred revenue

Deferred revenue is comprised of:

As at	December 31, 2025	December 31, 2024
Open performance obligations	$3,535	$3,233
Current	$3,535	$3,233

11.	Commitments and contingencies

(a)	Operating commitments

The Company is committed under long-term contracts for technology outsourcing and maintenance fees for remaining terms under non-cancellable operating commitments.

As at	December 31, 2025	December 31, 2024
Less than one year	$1,448	$—
Over one year	20,016	—
	$21,464	$—

(b)	Premises commitments

The Company currently occupies premises leased by MX and TSX Inc., commonly controlled companies. The cost of using these premises for the year ended December 31, 2025 was $1,025 (2024 – $890 , 2023 – $863).

Starting January 1, 2026, the premises cost is estimated to amount to $959 annually.

II-30

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

(c)	Contingent liabilities

From time to time in connection with its operations, the Company is named as a defendant in actions for damages and costs sustained by plaintiffs, or as a respondent in proceedings challenging the Company’s regulatory actions, decisions or jurisdiction. The outcomes of such matters are subject to future resolution that includes uncertainties of litigation or other proceedings. Based on information currently known to the Company, management believes that any material payment in respect of any such action, claim or proceeding is remote.

12.	Share capital

The authorized capital of the Company consists of an unlimited number of voting common shares, without par value.

The share capital of the Company is as follows:

	Number of common shares		Share capital
	2025	2024	2025	2024
Issued and outstanding:
Balance, beginning and end of the year	7,668,797	7,668,797	$10,200	$10,200

13.	Share-based payments

Under the long-term incentive plan (“LTIP”), certain employees and officers of the Company will receive a mix of LTIP awards consisting of share options, performance-based restricted share units (referred to as “PSUs”) and time-based restricted share units (“RSUs”).

For the year ended December 31, 2025, the Company recognized compensation and benefits expense under the following share-based payment arrangements in place:

•	Share option plan (equity-settled);

•	Time-based restricted share units plan and performance-based restricted share units plans (cash-settled); and

•	Employee share purchase plan (cash-settled).

(a)	Share option plan

TMX Group Limited has a share option plan whereby all employees of TMX Group Limited and those of its designated subsidiaries at or above the director level are eligible to be granted share options under the share option plan. The share option plan has options that vest in quarters over four years and have a maximum term of ten years. The Company is charged for this arrangement by TMX Group Limited in the year in which the award is earned.

During the year ended December 31, 2025, the Company recognized compensation and benefits expense of $$73 (2024 – $82, 2023 – $76) in relation to the above share option plan.

(b)	Restricted share units (“RSUs”) and performance-based restricted share units (“PSUs”)

RSUs and PSUs vest over a maximum of 35 months and generally are payable provided the employee is still employed by the Company at the end of the second calendar year following the calendar year in which the RSUs and PSUs were granted. In the case of the PSUs, the amount of the award payable at the end of this vesting period will be determined by the total shareholder return versus the total gross return of the S&P/TSX Composite Index over the period. Total shareholder return represents the appreciation in share price of TMX Group Limited plus dividends paid on a common share of TMX Group Limited, measured at the time PSUs vest.

II-31

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

During the year ended December 31, 2025, the Company recognized compensation and benefits expense of $853 in relation to its RSUs and PSUs (2024 – $1,324, 2023 – $461).

The Company records its obligation for the RSUs, and PSUs, if any, over the service period in which the award is earned. The liability is measured at fair value on the date of grant and at each subsequent reporting date. As at December 31, 2025, the total liability recorded for the Company’s RSUs and PSUs was $1,691, which includes $1,559 in trade and other payables and $132 in other non-current liabilities (2024 – $1,750, $1,521 and $229, respectively).

(c)	Employee share purchase plan

TMX Group Limited offers an employee share purchase plan for eligible employees of the Company and those of its designated subsidiaries. Under the employee share purchase plan, contributions by the Company and by eligible employees will be used by the plan administrator to make purchases of common shares of TMX Group Limited on the open market. Each eligible employee may contribute up to 15% of the employee’s salary to the employee share purchase plan. The Company will contribute to the plan administrator the funds required to purchase one common share of TMX Group Limited for each two common shares purchased on behalf of the eligible employee, up to a maximum annual contribution of $3,500 dollars per year.

The Company accounts for its contributions as compensation and benefits expense when the amounts are contributed to the plan. Compensation and benefits expense related to this plan was $$226 for the year ended December 31, 2025 (2024 – $216, 2023 – $187).

14.	Income taxes

(a)	Income tax expense recognized in the income statements

Income tax expense recognized in the income statements for the year is as follows:

For the year ended	December 31, 2025	December 31, 2024	December 31, 2023
Current income tax expense:
Income tax for current year	$11,302	$9,400	$5,880
Adjustments in respect of prior years	16	—	5
	11,318	9,400	5,885
Deferred income tax expense:
Origination and reversal of temporary differences	131	(637)	196
Adjustments in respect of prior years	(16)	—	(5)
Total income tax expense	$11,433	$8,763	$6,076

II-32

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

Income tax expense attributable to income differs from the amounts computed by applying the combined federal and provincial income tax rate of 26.5% (2024 and 2023 – 26.5%) to income before income taxes as a result of the following:

For the year ended	December 31, 2025	December 31, 2024	December 31, 2023
Income before income taxes	$43,018	$32,928	$22,793
Computed expected income tax expense	11,400	8,726	6,040
Non-deductible expenses	33	37	36
Income tax expense	$11,433	$8,763	$6,076

(b)	Deferred income tax assets and liabilities

Deferred income tax assets and liabilities as at December 31 are attributable to the following:

	Assets		Liabilities		Net
	2025	2024	2025	2024	2025	2024
Equipment	$—	$—	$(18)	$(14)	$(18)	$(14)
Intangible assets	226	243	(623)	(545)	(397)	(302)
Employee future benefits	106	85	—	—	106	85
Deferred revenue	937	857	—	—	937	857
RSUs and PSUs	448	464	—	—	448	464
Provisions	34	122	—	—	34	122
Other	31	25	—	—	31	25
Deferred income tax assets (liabilities)	$1,782	$1,796	$(641)	$(559)	$1,141	$1,237
Set off of tax	(641)	(559)	641	559	—	—
Net deferred income tax assets	$1,141	$1,237	$—	$—	$1,141	$1,237

Movements in deferred income tax asset balances in the year are as follows:

	Premises and equipment	Intangible assets	Employee future benefits	Deferred revenue	Provisions	RSUs and PSUs	Other	Total
Balance at January 1, 2024	$(21)	$(83)	$82	$597	$—	$—	$25	$600
Recognized in net income	7	(219)	3	260	122	464	—	637
Balance at December 31, 2024	(14)	(302)	85	857	122	464	25	1,237
Recognized in net income	(4)	(95)	2	80	(88)	(16)	6	(115)
Recognized in other comprehensive loss	—	—	19	—	—	—	—	19

Balance at December 31, 2025	$(18)	$(397)	$106	$937	$34	$448	$31	$1,141

II-33

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

15.	Financial instruments

(a)	Carrying amounts and fair values

The classification of the Company’s financial instruments, along with their carrying amounts and fair values are as follows:

	December 31, 2025		December 31, 2024
	Carrying amount	Fair value	Carrying amount	Fair value
Assets at fair value through profit or loss
Marketable securities	$74,491	$74,491	$44,579	$44,579
	$74,491	$74,491	$44,579	$44,579

Assets at amortized cost
Cash and cash equivalents	$10,195	$10,195	$28,550	$28,550
Trade and other receivables	9,315	9,315	3,488	3,488
Daily settlements due from Clearing Members	160,506	160,506	120,081	120,081
Clearing Members’ cash margin deposits	3,869,435	3,869,435	2,507,164	2,507,164
Clearing fund cash deposits	5,606,246	5,606,246	4,427,157	4,427,157
Net amounts receivable on open REPO agreements	27,504,554	27,504,554	20,330,596	20,330,596
Note receivable from TMX Group Limited	24,100	24,100	22,500	22,500
Due from related parties	15	15	948	948
	$37,184,366	$37,184,366	$27,440,484	$27,440,484

Liabilities at amortized cost
Other trade and other payables	$(8,261)	$(8,261)	$(3,100)	$(3,100)
Daily settlements due to Clearing Members	(160,506)	(160,506)	(120,081)	(120,081)
Clearing Members’ cash margin deposits	(3,869,435)	(3,869,435)	(2,507,164)	(2,507,164)
Clearing fund cash deposits	(5,606,246)	(5,606,246)	(4,427,157)	(4,427,157)
Net amounts payable on open REPO agreements	(27,504,554)	(27,504,554)	(20,330,596)	(20,330,596)
Liquidity facility drawn	(2,824)	(2,824)	(755)	(755)
Due to related parties	(1,026)	(1,026)	(712)	(712)
	$(37,152,852)	$(37,152,852)	$(27,389,565)	$(27,389,565)

The carrying amounts for the Company’s financial instruments approximate their fair values at each reporting date.

II-34

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

(b)	Fair value measurement

The categories within the fair value hierarchy of the Company’s financial instruments carried at fair value are as follows:

		As at December 31, 2025
	Fair value measurements using:
Asset	Level 1	Level 2	Level 3	Total
Marketable securities	$65,613	$8,878	$—	$74,491

			As at December 31, 2024
	Fair value measurements using:
Asset	Level 1	Level 2	Level 3	Total
Marketable securities	$44,579	$—	$—	$44,579

There were no transfers during the years between any of the levels.

16.	Financial risk management

The Company is exposed to a number of financial risks as a result of its operations, which are discussed below. It seeks to monitor and minimize adverse effects from these risks through its risk management policies and processes.

(a)	General business risk

General business risk refers to the risks and potential losses arising from the Company’s administration and operation as a business enterprise that are unrelated to Clearing Member’s default. General business risk includes any potential impairment of the Company’s financial position (as a business concern) as a consequence of a decline in its revenues or an increase in its expenses. Such impairment can be caused by a variety of business factors, including poor execution of business strategy, negative cash flows, third party service providers’ risk, cyber security risk, risk model errors, or unexpected and excessively large operating expenses. To mitigate these risks, the Company has instituted a comprehensive set of internal controls, independent vetting and validation of risk models which are audited by an external party on at least an annual basis.

The economic and market conditions in Canada, the United States, Europe, Asia and the rest of the world impact the different aspects of our business, including our revenue drivers. Changes in the economy, including supply constraints, inflation, volatile interest and exchange rates, hostile political climate, and prolonged economic downturn could have a significant negative impact on our business.

(b)	Credit risk

Credit risk is the risk of loss due to the failure of a borrower, counterparty or Clearing Members to honour their financial obligations. It arises principally from the Company’s clearing operations, cash and cash equivalents, marketable securities and trade receivables.

(i)	Clearing operations

The Company is exposed to losses in the event that Clearing Members fail to satisfy any of the contractual obligations as stipulated within the Company’s rules.

II-35

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

As the operator of the Canadian Derivatives Clearing System (CDCS), the Company is exposed to the credit risk of its Clearing Members since it acts as the central counterparty for all transactions carried out on MX’s markets and on certain OTC markets which are serviced by the Company. As such, in the event of a Clearing Member default, the obligations of those counterparties would become the responsibility of the Company. The Company manages these risks by using robust and comprehensive frameworks overseen by the Bank of Canada.

The first line of defense in the Company’s credit risk management process is the adoption of strict membership criteria which include both financial and regulatory requirements. In addition, the Company performs on-going monitoring of the financial viability of its Clearing Members against the relevant criteria as a means of ensuring the on-going compliance of its Clearing Members. In the event that a Clearing Member fails to continue to satisfy any of its membership criteria, the Company has the right through its rules to impose various sanctions on such Clearing Members.

One of the Company’s principal risk management practices with regards to counterparty credit risk is the collection of risk-based margin deposits in the form of cash, equities, liquid government securities and escrow receipts. Should a Clearing Member fail to meet settlements and/or daily margin calls or otherwise not honour its obligations under open futures contracts, options contracts and REPO agreements, margin deposits would be seized and would then be available to apply against the potential losses incurred through the liquidation of the Clearing Member’s positions.

The Company’s margining system is complemented by a Daily Capital Margin Monitoring (DCMM) process that evaluates the financial strength of a Clearing Member against its margin requirements. The Company monitors the margin requirement of a Clearing Member as a percentage of its capital (net allowable assets). The Company will make additional margin calls when the ratio of margin requirement/net allowable assets exceeds 100%. The additional margin is equal to the excess of the ratio over 100% and is meant to ensure that Clearing Member leverage in the clearing activities does not exceed the value of the firm. Additional margin surcharges to manage the risk exposures associated with certain specific business related risks. These include: concentration charges for Clearing Members that are overly concentrated in certain positions, wrong-way risk charges for those Clearing Members holding positions which are highly correlated with their own credit risk profile and mismatched settlement surcharges which are meant to mitigate the risk of cherry-picking by a potential defaulter in the settlement process.

Global regulatory requirements for central-counterparties (CCPs), like CDCC, have highlighted the need for CCPs to have a component of their capital at risk in the default management process. The Company holds $15,000 of its cash and cash equivalents and marketable securities to cover the potential loss incurred due to Clearing Member defaults. This $15,000 would be accessed in the event that a defaulting Clearing Members’ margin and clearing fund deposits are insufficient to cover the loss incurred by the Company.

The Company’s cash margin deposits and cash clearing fund deposits are held at the Bank of Canada or with commercial banks with a minimum credit rating of A/R1-low or better, thereby alleviating the credit risk the Company were to face with deposits held at commercial banks. The Company’s non-cash margin deposits and non-cash clearing fund deposits are pledged to the Company under irrevocable agreements and are held by approved depositories (note 5). This collateral may be seized by the Company in the event of default by a Clearing Member.

II-36

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

(ii)	Cash and cash equivalents

The Company manages its exposure to credit risk on its cash and cash equivalents by holding the majority of its cash with major Canadian chartered banks and the majority of its cash equivalents in Government of Canada and provincial treasury bills.

(iii)	Marketable securities

The Company manages its exposure to credit risk arising from investments in marketable securities by holding high-grade individual fixed income securities with credit ratings of A/R1-low or better. The investment policy of the Company will only allow excess cash to be invested within money market securities or fixed income securities; however the majority of the portfolio is held within bank deposits, notes and treasury bills.

(iv)	Trade receivables

The Company’s exposure to credit risk resulting from uncollectible accounts is influenced by the individual characteristics of its customers, many of whom are banks and financial institutions. All monthly fees are invoiced to the Clearing Members on a regular basis and cash is taken from their margin deposit accounts on the fourth business day of each month. Any other trade receivables are invoiced to the Company’s customers on a regular basis and the Company maintains a collections team to monitor customer accounts and minimize the amount of overdue receivables. There is no concentration of credit risk arising from trade receivables from a single customer. In addition, customers that fail to maintain their account in good standing risk loss of trading, clearing and data access privileges and other services.

(c)	Market risk

Market risk is the risk of loss due to changes in market prices and rates, such as foreign exchange rates, interest rates and equity prices.

(i)	Foreign currency risk

The majority of the Company’s cash flows and financial assets and liabilities are denominated in Canadian dollars. The Company is exposed to foreign currency risk on cash and cash equivalents denominated in foreign currencies, principally US dollars. At December 31, 2025, current liabilities net of cash and cash equivalents, include US$57, which is exposed to changes in the US-Canadian dollar exchange rate (December 31, 2024 – US$430). The approximate impact of a 10% rise or fall in the Canadian dollar compared to the US dollar on these exposed balances at December 31, 2025 would increase or decrease income before income taxes by $8, respectively.

(ii)	Interest rate risk

The Company is exposed to interest rate risk on its marketable securities and liquidity facilities.

At December 31, 2025, the Company held $74,491 in marketable securities which were held in treasury bills (2024 – $44,579) (note 3). The approximate impact of a 1% rise or fall in interest rates on these funds would increase or decrease income before income taxes by $159 and $152, respectively.

(iii)	Other market price risk

The Company is exposed to market risk in the event of a Clearing Member default and has risk management strategies in place to mitigate the potential to loss due to changing market conditions.

II-37

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

The Company generates individually 10% or greater and in total 43% of its total derivatives clearing revenue from three Clearing Members (2024 and 2023 – four Clearing Members generated individually 10% or greater and in total 65% and 52%).

The primary mitigation to the market risk that the Company would be facing further to a Clearing Member default is the collection of margin fund deposits that aim to cover any liabilities that a Clearing Member may incur by using the Company’s Central Counterparty services. Replacement cost risk is managed by ensuring that the mark-to-market exposure is covered daily. In addition, the Company collects additional risk-based margin collateral that is representative of the worst-case liquidating value, under normal market conditions, that the Company would be exposed to in the default management process.

The Company also maintains a clearing fund of deposits of cash and securities from all Clearing Members. The aggregate level of clearing funds required from all Clearing Members must cover the worst loss that the Company could face if one counterparty were to fail under various extreme but plausible market conditions. Each Clearing Member contributes to the clearing fund in proportion to the residual risk that it brings to the clearing system. If, by a Clearing Member’s default, further funding is necessary to complete a liquidation, the Company has the right to require other Clearing Members to contribute additional amounts equal to their previous contribution to the clearing fund.

(d)	Liquidity risk

Liquidity risk is the risk of loss due to the inability of the Company to meet its, or of the Company’s borrowers, counterparties, or Clearing Members to meet their obligations in a timely manner or at reasonable prices. The liquidity risk to the Company arises principally from its clearing operations. The Company manages its liquidity risk through the Clearing Members’ margin and clearing fund deposits and the management of its liquidity facilities, cash and cash equivalents, and marketable securities.

The contractual maturities of the Company’s financial liabilities are as follows:

At December 31, 2025 Less than 1 year
Other trade and other payables	$8,261
Daily settlements due to Clearing Members*	160,506
Clearing Members’ cash margin deposits*	3,869,435
Clearing fund cash deposits*	5,606,246
Net amounts payable on open REPO agreements*	27,504,554
Liquidity facility drawn	2,824
Due to related parties	1,026

*The above financial liabilities are covered by assets that are restricted from use in the ordinary course of business.

The contractual maturities of the Company’s financial liabilities are due within one year.

(i)	Clearing Members’ margin and clearing fund deposits

Clearing fund deposits and clearing fund margin deposits are held in liquid instruments. Cash margin deposits and clearing fund cash deposits from Clearing Members, which are recognized on the balance sheet, are held by the Company with the Bank of Canada (note 5). Non-cash margin deposits and non-cash clearing fund deposits, which are not recognized on the balance sheet, pledged to the Company under irrevocable agreements are in government securities and other securities and are held with approved depositories.

II-38

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

(ii)	Liquidity facilities

In response to the liquidity risk that the Company is exposed to through its clearing operations, it has arranged various liquidity facilities (note 8).

(iii)	Cash and cash equivalents

Cash and cash equivalents consist of cash held at major Canadian chartered banks and highly liquid Government of Canada treasury bills (note 3).

(iv)	Marketable securities

The investment policy of the Company will only allow excess cash to be invested within money market securities or fixed income securities (note 3).

17.	Capital maintenance

The Company’s primary objectives in managing capital, which it defines as including its cash and cash equivalents, marketable securities, share capital and various liquidity facilities, include:

•	Maintaining sufficient financial resources to ensure market confidence and to meet regulatory requirements;

•	Maintaining sufficient capital and appropriate forms of liquidity to satisfy the commitments, obligations and liabilities of the Company; and

•	Maintaining sufficient financial resources to support operations and maintain business growth.

The Company aims to achieve the above objectives while managing its capital subject to capital maintenance requirements imposed on the Company as follows:

i)	dedicate its own resources to cover the potential loss incurred due to Clearing Members’ defaults. The Company holds $15,000 of its cash and cash equivalents and marketable securities which would be accessed in the event that a defaulting Clearing Member’s margin and clearing fund deposits are insufficient to cover the loss incurred by the Company.

ii)	maintain sufficient cash, cash equivalents and marketable securities to cover twelve months of operating expenses, excluding amortization and depreciation; and

iii)	maintain $30,000 total shareholder’s equity.

As at December 31, 2025 and 2024, the Company complied with each of these externally imposed capital requirements.

18.	Related party relationships and transactions

(a)	Parent

The parent of the Company is MX and the ultimate controlling party is TMX Group Limited.

II-39

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

(b)	Key management personnel compensation

The Company has determined that its key management personnel are the Board of Directors as well as certain senior executives of TMX Group Limited, namely the Chief Executive Officer and his direct reports. Key management personnel are remunerated by TSX, MX, or other commonly controlled entities, whose ultimate controlling party is TMX Group Limited.

During the year ended December 31, 2025, compensation for key management personnel amounts to $37,938 (2024 – $39,113) was as follows:

For the year ended	December 31, 2025	December 31, 2024
Salaries, short-term employee benefits, and termination benefits	18,115	$10,467
Post-employment and long-term benefits	611	584
Share-based payments	19,212	28,062
	$37,938	$39,113

A portion of these costs have been allocated to the Company and are included in shared services in the income statements.

(c)	Related party transactions and balances

Any transactions entered into between the Company and related parties are recorded at the exchange amount and are on terms and conditions that are at least as favourable to the Company as market terms and conditions.

During 2025, $16,337 of administrative and other services were charged from a commonly controlled enterprise to the Company (2024 – $13,585, 2023 – $11,859). Also during 2025, $2,545 and $196 of corporate costs were charged from MX and TMX Group Limited, respectively, to the Company, net of administrative and other services charged by the Company (2024 – $1,924 and $297, respectively, 2023 – $2,020 and $127, respectively).

Other services provided to or purchased from related parties are outlined below:

Related party	Expense item	2025	2024	2023
CDS Clearing and Depository Services Inc.	General and administration	$484	$371	$327

II-40

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

Balances due from and to related parties are outlined below:

As at	December 31, 2025	December 31, 2024
Due from related parties
TSX Inc.	$—	$939
CDS Clearing and Depository Services Inc.	15	9
	$15	$948
Due to related parties
TSX Inc.	$286	$—
Montreal Exchange Inc.	637	425
CDS Innovations Inc.	$—	2
The Canadian Depository for Securities Limited	78	3
TMX Group Limited	25	214
TSX US Inc.	—	68
	$1,026	$712

(d)	Related party loans

TMX Group Limited, the ultimate controlling party of the Company, has a credit agreement (the “TMX Group Limited credit facility”) with a syndicate of lenders to provide 100% backstop to its commercial paper program as well as for general corporate purposes. The commercial paper program offers potential investors up to $500,000, or the US dollar equivalent of unsecured short-term promissory notes (“Commercial Paper”) to be issued in various maturities of no more than one year.

On December 18, 2018, the Company entered into a note facility with TMX Group Limited for amounts up to $40,000. Interest on the notes receivable is charged based on the weighted average rate of the Commercial Paper issued or outstanding at the end of each month. Amounts drawn under the notes receivable are due no more than one year from the date of issuance or upon demand by the Company.

On November 15, 2024, the Company replaced the 2018 note facility with a new facility which amended the amounts drawn under the notes receivable to be due no more than 15 months from the date of issuance or upon demand by the Company.

The amount loaned to TMX Group Limited during the year 2024 was $22,500. On February 16, 2025, the Company received full repayment of the note receivable from TMX Group Limited.

As at December 31, 2025, $24,100 has been advanced by the Company to TMX Group Limited based on a weighted average rate of 2.265% (2024 – $22,500 based on a weighted average rate of 5.175%).

(e)	Related party agreement

In observance of the Principles for Financial Market Infrastructures (the “PFMI”), the Company is required to adopt a recovery plan (the “FMI Recovery Plan”), which must include procedures and contractual arrangements that may be required for the FMI to replenish any depleted pre-funded financial resources as necessary to maintain its viability as a going concern.

In January 2017, TMX Group Limited, the Company’s ultimate parent, agreed to a Parental Support Agreement (“PSA”), between itself and the Company. The PSA was then amended and restated in January 2025. The financial assistance will be in the form of additional equity capital contribution by TMX Group Limited.

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CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to the Financial Statements

(In thousands of Canadian dollars)

Years ended December 31, 2025, 2024 and 2023

The funds provided will solely be used by the Company to absorb any outstanding default and non-default losses incurred as part of its recovery process, and to replenish its prefunded financial resources, so as to be sufficiently capitalized to resume its critical services on an ongoing basis in compliance with the applicable regulatory requirements and the public interest, and then to exit the Recovery Process.

The PSA shall be in force between TMX Group Limited and the Company for a period of one (1) year and shall be automatically renewed on the same terms and conditions for successive periods of one (1) year, provided that the FMI Recovery Plan shall not have been amended. If the FMI Recovery Plan is amended at any time, the PSA shall be reviewed and amended as required by mutual agreement of TMX Group Limited and the Company. TMX Group Limited reserves the right to terminate the PSA at any time by providing the Company and the resolution authority with a minimum sixty (60) days’ prior notice. At December 31, 2025, TMX Group Limited had not terminated the PSA and no equity capital contribution was received by the Company.

19.	Dividends

A dividend of $15,000 was recognized and paid on February 20, 2025 to MX (2024 – $12,000).

On February 3, 2026, the Company’s Board of Directors declared a dividend of $20,000. This dividend is expected to be paid on February 18, 2026 to MX.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-20 and has duly caused this Post-Effective Amendment No. 14 to the Registration Statement on Form S-20 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Quebec on March 10, 2026.

Canadian Derivatives Clearing Corporation

By: /s/ George Kormas
George Kormas President

Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 14 to the Registration Statement on Form S-20 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Corporation in the United States, on March 10, 2026.

Canadian Derivatives Clearing Corporation (U.S.A.) Inc.

By: /s/ George Kormas
George Kormas President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 14 to the Registration Statement on Form S-20 has been signed by the following persons in the capacities listed on March 10, 2026.

Signature	Title

/s/ George Kormas George Kormas	President, Director (principal executive officer)
/s/ Thulasi Thedchanamoorthy Thulasi Thedchanamoorthy	Treasurer (principal financial officer) (principal accounting officer)
/s/ Karen Adams Karen Adams	Director
/s/ Lee Betsill Lee Betsill	Director
/s/ Robert Dussault Robert Dussault	Director
/s/ Luc Fortin Luc Fortin	Director
/s/ Fera Jeraj Fera Jeraj	Director
/s/ Peter Krenkel Peter Krenkel	Chairperson of the Board
/s/ Paul Langill Paul Langill	Director
/s/ Bryan Osmar Bryan Osmar	Director
/s/ Peter Pacholko Peter Pacholko	Director
/s/ Kevin Sampson Kevin Sampson	Director
/s/ Jennifer Vachon Jennifer Vachon	Director

 LIST OF EXHIBITS

Exhibit	Description
5	Opinion and Consent of Counsel to the Corporation
23	Consent of KPMG LLP